EX 99.28(d)(230)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
and
Standard & Poor’s Investment Advisory Services LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Standard & Poor’s Investment Advisory Services LLC, a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to fee reductions for the funds sub-advised by the Sub-Adviser under the Agreement.

Whereas, in order to reflect these fee reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated December 1, 2011, attached hereto.
2.	Effective December 31, 2013, the fee schedule for “Group 1” Funds will revert to the fee schedule in effect prior to December 1, 2011.
3.	Effective December 31, 2012, the fee schedule for “Group 2” Funds will revert to the fee schedule in effect prior to December 1, 2011.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of November 30, 2011, effective as of December 1, 2011.

Jackson national asset Management, llc	Standard & Poor’s Investment Advisory Services LLC
By: /s/ Mark D. Nerud	By: /s/ W. Charles Bassignani
Name: Mark D. Nerud	Name: W. Charles Bassignani
Title: President and CEO	Title: President, SPIAS
Date: November 30, 2011	Date: 11/25/2011

SCHEDULE B
December 1, 2011
 (Compensation)

Funds
Group 1:
JNL/S&P Managed Growth Fund
JNL/S&P Managed Conservative Fund
JNL/S&P Managed Moderate Growth Fund
JNL/S&P Managed Moderate Fund
JNL/S&P Managed Aggressive Growth Fund
Assets	Annual Rate
Effective December 1, 2011:
All Assets	0.02%
Effective December 31, 2013:
$0 to $2.5 Billion Over $2.5 Billion	0.05% 0.04%
The assets of the funds are aggregated for purposes of calculating the sub-advisory fee.

Group 2:
JNL/S&P Competitive Advantage Fund
JNL/S&P Dividend Income & Growth Fund
JNL/S&P Intrinsic Value Fund
JNL/S&P Total Yield Fund
Assets	Annual Rate
Effective December 1, 2011:
$0 to $1Billion Next $2 Billion Next $1 Billion Next $1 Billion Over $5 Billion	0.06% 0.05% 0.04% 0.03% 0.02%
Effective December 31, 2012:
$0 to $1Billion Next $2 Billion Over $3 Billion	0.08% 0.07% 0.05%
The assets of the funds are aggregated for purposes of calculating the sub-advisory fee.